Exhibit 99.1

Vikram Malhotra Elected to the Board of Directors of BNY

NEW YORK, Aug. 13, 2026 /PRNewswire/ – The Bank of New York Mellon Corporation (“BNY”) (NYSE: BNY), a global financial services company, today announced that its Board of Directors has elected Vikram “Vik” Malhotra as an independent director, effective October 1, 2026. With the addition of Mr. Malhotra, BNY’s Board of Directors will have 12 directors, 11 of whom are independent.

“We are pleased to welcome Vik to our Board,” said Robin Vince, Chairman and CEO of BNY. “Over the course of his four-decade career at McKinsey, Vik has advised CEOs and boards on some of their most consequential strategic, organizational and growth priorities, while also holding a number of significant leadership and governance roles within the firm. His experience across banking and financial services, combined with his global perspective, will add tremendous value to our Board as we continue reimagining BNY.”

Mr. Malhotra has been a senior partner at McKinsey & Company (“McKinsey”) since 1998. Throughout Mr. Malhotra’s time at McKinsey, which he joined in 1986, he has held numerous leadership positions including serving as Chairman of the Americas, serving on its Shareholders Council (board of directors), and leading parts of its banking and life insurance practices.

Mr. Malhotra has served on the Wharton Advisory Board since 2021 and served as chair of the Wharton Graduate Executive Board from 2015 until 2021. He currently serves as a Trustee Emeriti of the Asia Society and on the board of Touch Health. Mr. Malhotra is also a co-author of two leadership books that were New York Times bestsellers.

Mr. Malhotra holds an MBA from The Wharton School, University of Pennsylvania, and a BA in Economics from the London School of Economics.

About BNY

BNY is a global financial services platforms company at the heart of the world’s capital markets. For more than 240 years BNY has partnered alongside clients, using its expertise and platforms to help them operate more efficiently and accelerate growth. Today BNY serves over 90% of Fortune 100 companies and nearly all the top 100 banks globally. BNY supports governments in funding local projects and works with over 90% of the top 100 pension plans to safeguard investments for millions of individuals. As of June 30, 2026, BNY oversees $62.6 trillion in assets under custody and/or administration and $2.2 trillion in assets under management.

BNY is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BNY). Headquartered in New York City, BNY has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators.

Media

Anneliese Diedrichs

+1 646 468 6026

Anneliese.diedrichs@bny.com

Investors

Marius Merz

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marius.merz@bny.com